Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

(212) 757-3990

March 23, 2022

SVF Investment Corp. 3

1 Circle Star Way

San Carlos, CA 94070

Re:      SVF Investment Corp. 3 Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to SVF Investment Corp. 3, a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. On December 12, 2021, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Saturn Acquisition (DE) Corp. (“Merger Sub”), Warehouse Technologies LLC and Symbotic Holdings LLC, providing for the merger of Merger Sub with and into Symbotic, with Symbotic continuing as the surviving entity.

In connection with and immediately prior to the consummation of the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”), the Company will change its jurisdiction of incorporation (the “Domestication”) by effecting a deregistration under the Cayman Islands Companies Law (2021 Revision) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) simultaneously with a certificate of incorporation (the “Certificate of Incorporation”), in each case in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication is expected to be effectuated immediately prior to the consummation of the Business Combination (the “Closing”) and is subject to the approval of the shareholders of the Company. We herein refer to the Company following effectiveness of the Domestication and simultaneous with the Closing as Symbotic Inc (“Symbotic Inc.”).

Upon effectiveness of the Business Combination and in accordance with the Merger Agreement, (i) the Company’s currently issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), will automatically convert by operation of law, on a one-for-one basis, into shares of Symbotic Inc. Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) the Company’s issued and outstanding Class B ordinary shares, par value $0.0001 per share (“the Class B ordinary shares”), will automatically convert by operation of law, on a one-for-one basis, into shares of Symbotic Inc. Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), which shares of Class B Common Stock will then subsequently automatically convert into shares of Class A Common Stock in connection with the completion of the Business Combination. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Merger Agreement by the Company’s shareholders as well as completion of the Domestication.

The Registration Statement relates to: (i) 33,040,000 shares of Class A Common Stock (the “Class A Domestication Shares”) resulting from the automatic conversion of Class A ordinary shares by operation of law, on a one-for-one basis, into 33,040,000 shares of Class A Common Stock upon effectiveness of the Domestication, (ii) 8,000,000 shares of Class A Common Stock (the “Class B Domestication Shares,” and together with the Class A Domestication Shares, the “Domestication Shares”) resulting from the automatic conversion of Class B Common Stock by operation of law, on a one-for-one basis, into 8,000,000 shares of Class B Common Stock upon completion of the Business Combination, which shares of Class B Common Stock result from the automatic conversion of the Company’s Class B ordinary shares, on a one-for-one basis, into 8,000,000 shares of Class B Common Stock upon effectiveness of the Domestication and (iii) 487,379,565 shares of Class A Common Stock (the “Merger Consideration Shares” and together with the Domestication Shares, the “Shares”) issuable as merger consideration pursuant to the Merger Agreement.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Merger Agreement;

3.	the form of Certificate of Incorporation of Symbotic Inc. to be effective upon the Closing; and

4.	the form of bylaws of Symbotic Inc. to be effective upon the Closing (the “Bylaws”).

In addition, we have examined originals or copies of such corporate records of the Company that we have considered appropriate; resolutions of the board of directors of the Company relating to, among other things, the Registration Statement, the Business Combination and the Domestication, certified by the Company; and such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have further assumed that, before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Merger Agreement, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL, will have been satisfied or duly waived.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.

Prior to effecting the Domestication: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Merger Agreement and the Domestication; and (iii)

all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

2.

The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the DE Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the DE Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

3.

Each Class A ordinary share and Class B ordinary share outstanding immediately prior to the effectiveness of the Domestication was duly authorized, validly issued, fully paid and non-assessable under the laws of the Cayman Islands and has been entered in the register of members (shareholders).

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.	Upon the effectiveness of the Domestication, the Domestication Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.

The Merger Consideration Shares have been duly authorized by all necessary corporate action on the part of Symbotic Inc. and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP